Exhibit 99.1

Contacts:
Robin Stoecker
Public Relations
(650) 603-5854 rstoecker@mercury.com

Michelle Ahlmann Investor Relations (650) 603-5464 mahlmann@mercury.com

For Immediate Release

MERCURY APPOINTS JOSEPH COSTELLO TO BOARD OF DIRECTORS

Former Cadence CEO, think3 Chairman and CEO Joins Mercury Board of Directors

MOUNTAIN VIEW, CALIF. – February 22, 2006 – Today, Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, announced that it has appointed Joseph (“Joe”) Costello to its board of directors.

For more than a decade, Joe Costello served as president and CEO of Cadence Design Systems, Inc. where he built it from a start up into a billion dollar software company. Under Costello’s leadership, Cadence became a leading supplier of electronic design automation (EDA) software and services and one of the top ten largest software suppliers in the world. Costello is currently the chairman and CEO of think3. Since joining think3 in 1998, Costello has led the company to become one of the most innovative product design and development companies in the product lifecycle management (PLM) industry.

“Joe’s deep experience and proven track record of success at high-growth companies will be an invaluable addition to Mercury,” said Tony Zingale, president and CEO at Mercury. “Expanding our board with a seasoned professional like Joe helps round out the right mix of professional leadership, industry innovation, and governance expertise on our board.”

“Mercury is fast becoming a strategic partner to CIOs worldwide,” said Joe Costello. “I am excited to join the Mercury Board of Directors and help Mercury execute on its large, long-term market opportunity.”

ABOUT MERCURY

Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance,

Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit http://www.mercury.com

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Mercury and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions.

All other company, brand and product names may be trademarks or registered trademarks of their respective holders.

MERCURY

www.mercury.com

379 North Whisman Road

Mountain View, California 94043

Tel: (650) 603-5200

Fax: (650) 603-5300